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                                                                   EXHIBIT 3.1.3

                            ARTICLES OF INCORPORATION

                                       OF

                            UNITIVE ELECTRONICS, INC.

      I, the undersigned natural person of the age of eighteen (18) years or more, for the purpose of forming a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statues of North Carolina, entitled Business Corporation Act, and the several amendments thereto, hereby set forth Articles of Incorporation as follows:

                                    ARTICLE I

      Name. The name of the Corporation is Unitive Electronics, Inc.

                                   ARTICLE II

      Period of Duration. The period of duration of the Corporation shall be perpetual.

                                   ARTICLE III

      Purpose. The purpose or purposes for which the Corporation is organized are:

      To engage in the business of electronic manufacturing; and

      In general, to have and exercise any and all powers that corporations have and may exercise under the laws of the State of North Carolina and as the same may be amended, except such powers as are inconsistent with the express provisions of these Articles.

                                   ARTICLE IV

      Capital Stock. The aggregate number of shares that the Corporation shall have authority to issue is Ten Million (10,000,000), divided into one class. The designation of the class, number of shares of the class, series, if any, within the class, and the par value, if any, of the shares of each class, or statement that the shares of any class are without par value, is as follows:

                      NUMBER OF      PAR VALUE
CLASS     SERIES        SHARES       PER SHARE
-----     ------     ----------      ---------
Common     A         10,000,000       $0.01

                                    ARTICLE V

      Preferences, Etc. The preferences, limitations and relative rights of each class and series of the shares are as follows: None.

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                                   ARTICLE VI

      Consideration for Shares. The minimum amount of consideration for shares to be received by the Corporation before it shall commence business is $100.00.

                                   ARTICLE VII

      Registered Office and Registered Agent. The address of the initial registered office of the Corporation is: Two Hannover Square, Suite 2404, Raleigh, Wake County, North Carolina 27601. Initial Registered Agent at such address is William D. Harazin.

                                  ARTICLE VIII

      Directors. The number of Directors of the Corporation may be fixed by the Bylaws, but shall not be less than one (1). The number of Directors constituting the initial Board of Directors shall be one, and the name and address of the person who is to serve as Director until the first meeting of Shareholders or until their successors shall be elected and qualified is:

     NAME                                     ADDRESS
------------------       --------------------------------------------------
Willaim D. Harazin       Two Hannover Square, Suite 2404, Raleigh, NC 27601

                                   ARTICLE IX

      Incorporator. The name and address of the Incorporator is William D. Harazin, Two Hannover Square, Raleigh, Wake County, North Carolina 27601.

      IN TESTIMONY WHEREOF, I have hereunto set my hand this 9th day of April, 1996, A.D.

                                            /s/ William D. Harazin
                                            -----------------------------------
                                            William D. Harazin, Incorporator